Exhibit 10.80

May 27, 2011

Peter J. Mariani

Dear Pete:

Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Financial Officer. This position will report to the Company’s President and Chief Executive Officer. This is a full-time position contingent upon successful completion of a background and references check. While you render services to the Company, you will not engage in any other employment~ consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash/Stock Compensation. The Company will pay you a starting salary of $270,000 per year, payable in accordance with the Company’s standard payroll schedule. Your compensation will be reviewed annually and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to participate on a pro rated basis in our 2011 incentive bonus program, consisting of performance-contingent restricted stock units granted under the Company’s 2006 Equity Incentive Plan (the “Plan”). In this regard, you will be granted 36,000 restricted stock units pro rated for the portion of the year that you are employed (i.e., if you commence employment on June 20,2011, you would be granted 19,134 restricted stock units) that will vest in early 2012 to the extent our existing corporate (75%) and departmental (25%) milestones are successfully achieved. These performance restricted stock units will be subject to the terms and conditions applicable to restricted stock unit awards granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Award Agreement. Finally, you will be eligible for an additional payment of $100,000 to assist you with housing and relocation expenses incurred in connection with relocating to the San Francisco Bay Area, payable in 24 equal installments over the course of your first year as an employee in accordance with the Company’s standard payroll procedures. Accordingly, no actual expenses related to your commute or relocation based on your current residence will be reimbursed by the Company. You will be expected to move to the San Francisco Bay Area with your family by the end of July, 2012, and should you voluntarily resign before then all of this additional payment shall be immediately repaid to the Company.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to four weeks paid vacation in accordance with the Company’s vacation policy, as currently in effect.

Peter Mariani

May 27, 2011

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 360,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted.

The Company intends to grant the option as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4)). While the option will be granted outside of the Company’s 2006 Equity Incentive Plan, the other terms and conditions applicable to the option will be consistent with those applicable to options granted under that Plan, as described in the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5. Retention Agreement. The Company will offer you the opportunity to enter into a Retention Agreement in the form of the document attached hereto as Exhibit A.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings(whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter

Peter Mariani

May 27, 2011

agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.

Pete, we are excited about the possibility of you joining our Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Retention and Proprietary Information and Inventions Agreements and returning them to me. This offer, if not accepted, will expire at the close of business on June 1,2011. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company by June 20, 2011.

Thank you. If you have any questions, please call me at.

Very truly yours,

HANSEN MEDICAL, INC.

/s/ Bruce J Barclay

By: Bruce J Barclay

Title: President and CEO

I have read and accept this employment offer:

/s/ Peter J. Mariani
Peter Mariani